Exhibit 99.1

CONTACTS:	Dennis M. Oates	Steven V. DiTommaso	June Filingeri
	Chairman,	Vice President and	President
	President and CEO	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7661	(203) 972-0186

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER 2022 RESULTS

•	Q4 2022 Sales are $56.2 million, up 21.7% from Q3 2022, up 30% from Q4 2021, highest since Q1 2020

•	Record quarterly Premium Alloy sales of $13.5 million up 69% sequentially

•

Q4 2022 Gross margin declines to $2.4 million, or 4.3% of sales, due to negative surcharge/raw material cost misalignment of approximately $2.4 million and negative impact of unplanned equipment outages due in part to extreme weather of approximately $0.7 million

•	Net loss is $3.7 million, or $0.41 per diluted share

•	Q4 2022 EBITDA is $1.7 million; Adjusted EBITDA is $2.1 million

•	Quarter-end Backlog reaches new record of $287.9 million, up 17% from record Q3 2022, and up 114% from Q4 2021

BRIDGEVILLE, PA, January 25, 2023 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported results for the fourth quarter of 2022 in line with its announcement of preliminary results on January 19.

Net sales for the fourth quarter of 2022 were $56.2 million, an increase of 21.7% from $46.2 million in the third quarter of 2022, and 30.0% higher than net sales of $43.2 million in the fourth quarter of 2021. Fourth quarter 2022 net sales reached the highest level since the first quarter of 2020. Full year 2022 net sales increased 29.6% to $202.1 million from $155.9 million recorded for full year 2021.

Sales of premium alloys in the fourth quarter of 2022 totaled $13.5 million, or 24.1% of sales. That represents an increase of 69.3% from $8.0 million, or 17.3% of sales, in the third quarter of 2022, and an increase of 92.0% from $7.0 million, or 16.3% of sales, in the fourth quarter of 2021. Premium alloy sales for full year 2022 increased 48.3% to $39.2 million, or 19.4% of sales, from $26.4 million, or 16.9% of sales, for full year 2021.

The Company’s premium alloy sales are mainly driven by aerospace demand. Fourth quarter 2022 aerospace sales increased to $40.1 million, or 71.3% of sales, up 26.5% from the 2022 third quarter and up 55.5% from the fourth quarter of 2021. Full year 2022 aerospace market sales rose 50.2% to $137.5 million from $91.5 million in 2021.

The Company noted that its higher premium product and aerospace sales delivered gross margin expansion, but as previously reported, this was more than offset by two primary factors having a negative impact on the Company’s gross margin in the fourth quarter of 2022: negative misalignment between surcharges and raw material costs of approximately $2.4 million and a negative impact from unplanned equipment outages of $0.7 million. In addition, lingering impacts of the previous liquid metal spill at its Bridgeville location had an estimated $0.3 million negative impact. As a result, gross margin for the 2022 fourth quarter was $2.4 million, or 4.3% of sales, compared with $3.0 million, or 6.4% of sales, in the third quarter of 2022. In the fourth quarter of 2021, gross margin was $3.7 million, or 8.7% of sales.

The net loss for the fourth quarter of 2022 was $3.7 million, or $0.41 per diluted share, compared with a net loss of $1.3 million, or $0.14 per diluted share, in the third quarter of 2022, and a net loss of $1.6 million, or $0.18 per diluted share, in the fourth quarter of 2021. For full year 2022, the net loss was $8.1 million, or $0.90 per diluted share, versus a net loss of $0.8 million, or $0.09 per diluted share, for full year 2021, which included a gain of $10 million ($1.12 per diluted share) due to forgiveness of a term note from the Paycheck Protection Program (PPP) in July 2021.

The Company’s EBITDA for the fourth quarter of 2022 was $1.7 million, while adjusted EBITDA was $2.1 million.

Dennis Oates, Chairman, President and CEO, commented: “We achieved top-line growth in the fourth quarter in our strategic categories of premium alloys and aerospace, as sales rebounded from the third quarter. Robust aerospace demand also drove our backlog to a new record of $288 million, an increase of 17% from the record level achieved in the third quarter and more than double the fourth quarter of 2021.

“However, surcharges were at the lowest level of the year in the fourth quarter due to a drop in commodity prices at a time that we were shipping products with higher materials cost produced earlier in the year, resulting in a $2.4 million negative misalignment of surcharges to material costs. The outages were also impactful as they occurred at key work centers, caused by equipment breakdowns and freezing weather conditions in December. Although improving, inflation, supply chain and labor issues are lingering challenges.

“Going forward, we expect reduced surcharge misalignment in the current quarter based on recent increases in some commodity prices including nickel. Equipment outages to date have all been resolved. Supply chain and labor issues continue to improve and we are moving forward quickly to train new employees.

“Based on those factors combined with our record backlog, we are optimistic about our sales and margin growth prospects for 2023 and beyond, especially in aerospace. It is because of the ongoing efforts and commitment of our employees that we will continue to face and overcome unexpected challenges and seize the substantial opportunity before us.”

Financial Position

Managed working capital was $145.9 million at December 31, 2022 compared with $147.4 million at September 30, 2022, and $136.9 million at year-end 2021. Inventory at the end of the 2022 fourth quarter was $154.2 million, compared with $158.9 million at the end of the third quarter of 2022, and $140.7 million at year-end 2021. The decrease in inventory in the most recent quarter reflects easing price pressure on raw material and lower raw material on-hand, as supply chain issues have lessened allowing us to reduce our raw material stock levels.

Backlog (before surcharges) increased 17% to a new record of $287.9 million at December 31, 2022 from $246.3 million at September 30, 2022, and increased 114% from $134.5 million at the end of the fourth quarter of 2021.

The Company’s total debt at December 31, 2022 was $98.4 million, compared with $86.6 million at September 30, 2022, and $69.2 million at December 31, 2021.

Capital expenditures for the fourth quarter of 2022 totaled $1.1 million, compared with $5.5 million for the third quarter of 2022, and $4.5 million in the fourth quarter of 2021. Full year 2022 capital expenditures totaled $12.1 million and are mainly related to the premium product remelt expansion in North Jackson.

Conference Call and Webcast

The Company has scheduled a conference call for today, January 25th, at 10:00 a.m. (Eastern) to discuss fourth quarter 2022 results. Those wishing to listen to the live conference call via telephone please Click Here to register for the conference call and obtain your dial-in number and personal PIN number. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2023.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on its facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$56,200	$43,225	$202,114	$155,934

Cost of products sold	53,783	39,478	187,927	147,963

Gross margin	2,417	3,747	14,187	7,971

Selling, general and administrative expenses	5,575	4,851	21,180	20,243

Operating loss	(3,158)	(1,104)	(6,993)	(12,272)

Interest expense	1,532	577	4,163	1,989
Deferred financing amortization	56	56	225	225
Gain on extinguishment of debt	—	—		(10,000)
Other (income), net	(59)	(478)	(684)	(445)

Loss before income taxes	(4,687)	(1,259)	(10,697)	(4,041)

Income taxes	(963)	367	(2,624)	(3,283)

Net loss	$(3,724)	$(1,626)	$(8,073)	$(758)

Net loss per common share - Basic	$(0.41)	$(0.18)	$(0.90)	$(0.09)

Net loss per common share - Diluted	$(0.41)	$(0.18)	$(0.90)	$(0.09)

Weighted average shares of common stock outstanding
Basic	8,981,382	8,924,003	8,960,830	8,907,908
Diluted	8,981,382	8,924,003	8,960,830	8,907,908

MARKET SEGMENT INFORMATION

	Three Months Ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Net Sales
Service centers	$41,380	$30,219	$144,955	$110,404
Original equipment manufacturers	4,358	4,094	17,230	15,011
Rerollers	5,041	3,429	19,824	17,058
Forgers	4,739	4,823	17,568	11,835
Conversion services and other sales	682	660	2,537	1,626

Total net sales	$56,200	$43,225	$202,114	$155,934

Tons shipped	6,500	6,883	26,571	27,343

MELT TYPE INFORMATION

	Three Months Ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Net Sales
Specialty alloys	$42,000	$35,525	$160,352	$127,885
Premium alloys *	13,518	7,040	39,225	26,423
Conversion services and other sales	682	660	2,537	1,626

Total net sales	$56,200	$43,225	$202,114	$155,934

END MARKET INFORMATION **

	Three Months Ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Net Sales
Aerospace	$40,050	$25,748	$137,489	$91,546
Power generation	1,043	1,181	6,117	4,634
Oil & gas	5,256	4,061	17,981	15,107
Heavy equipment	5,634	9,043	27,138	34,010
General industrial, conversion services and other sales	4,217	3,192	13,389	10,637

Total net sales	$56,200	$43,225	$202,114	$155,934

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customer. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets

Cash	$2,019	$118
Accounts receivable, net	30,960	21,192
Inventory, net	154,193	140,684
Other current assets	10,392	8,567

Total current assets	197,564	170,561
Property, plant and equipment, net	163,490	159,162
Deferred income taxes	143	—
Other long-term assets	2,137	909

Total assets	$363,334	$330,632

Liabilities and Stockholders’ Equity

Accounts payable	$38,179	$24,000
Accrued employment costs	2,790	4,303
Current portion of long-term debt	3,419	2,392
Other current liabilities	1,112	943

Total current liabilities	45,500	31,638
Long-term debt, net	95,015	66,852
Deferred income taxes	—	2,461
Other long-term liabilities, net	3,066	3,360

Total liabilities	143,581	104,311
Stockholders’ equity	219,753	226,321

Total liabilities and stockholders’ equity	$363,334	$330,632

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
	2022	2021
Operating activities:
Net loss	$(8,073)	$(758)
Adjustments for non-cash items:
Depreciation and amortization	19,378	19,300
Gain on extinguishment of debt	—	(10,000)
Deferred income tax	(2,695)	(3,238)
Share-based compensation expense	1,289	1,121
Changes in assets and liabilities:
Accounts receivable, net	(9,768)	(3,091)
Inventory, net	(15,078)	(30,986)
Accounts payable	10,507	10,938
Accrued employment costs	(1,513)	2,477
Income taxes	3	(3)
Other, net	(2,986)	(3,729)

Net cash used in operating activities	(8,936)	(17,969)

Investing activity:
Capital expenditures	(12,096)	(11,105)

Net cash used in investing activity	(12,096)	(11,105)

Financing activities:
Borrowings under revolving credit facility	147,921	134,120
Payments on revolving credit facility	(124,373)	(96,602)
Proceeds from term loan facility	—	8,571
Proceeds from other financing transactions, net	1,804	—
Payments on term loan facility, capital leases, and notes	(2,412)	(16,715)
Issuance of common stock under share-based plans	123	193
Payments of financing costs	(130)	(539)

Net cash provided by financing activities	22,933	29,028

Net increase (decrease) in cash	1,901	(46)
Cash at beginning of period	118	164

Cash at end of period	$2,019	$118

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three Months ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net loss	$(3,724)	$(1,626)	$(8,073)	$(758)
Interest expense	1,526	577	4,158	1,989
Income taxes	(963)	367	(2,624)	(3,283)
Depreciation and amortization	4,858	4,821	19,378	19,300

EBITDA	1,697	4,139	12,839	17,248
Share-based compensation expense	288	289	1,289	1,121
Fixed cost absorption direct charge	—	—	1,300	6,144
Spill costs in addition to absorption charge, net	300	—	4,060	—
AMJP benefit	(139)	—	(3,589)	—
Gain on extinguishment of debt	—	—	—	(10,000)
Insurance-related benefit	—	(462)	—	(462)

Adjusted EBITDA	$2,146	$3,966	$15,899	$14,051